Exhibit 10.31

October 8, 2010

Robert Singer

3100 Fulton St. #5

San Francisco, CA 94118

Dear Robert:

I am pleased to offer you the position of Vice President CRM for Ancestry.com Inc. (the “Company”), to be based in our San Francisco office reporting to Josh Hanna. The basic elements of the remuneration package for this position are as follows:

Salary:	$190,000 annualized, payable semi-monthly according to normal Company payroll policy.

Bonus:	Target annual bonus of 25% of Salary based upon Company and individual performance goals established by the Company per the terms and conditions of the Company’s Performance Incentive Program. For calendar year 2010, your bonus will be pro-rated based upon actual months worked for the Company in that calendar year. You must be employed by the Company at the time of the bonus payout in order to receive the payout.

Sign-on Bonus:	You will be eligible to receive a lump-sum bonus of $10,000 to be paid within 30 days of your hire date.

Start Date:	Your start date with the Company will be 11/15, 2010.

	Please confirm	RMS	. (Initials/Signature)

Orientation:	We will coordinate a date and time to conduct a new hire orientation and assist you in completing the new hire paperwork including benefits enrollment forms.

Restricted Stock:	Subject to approval by the Company’s Board of Directors, you will be granted 20,000 Ancestry.com Restricted Stock Units. Your grant of restricted stock units will be subject to the terms, definitions and provisions set forth in the Company’s Stock Incentive Plan and the form of Restricted Stock Units Agreement as approved by the Board.

In addition to the foregoing, you have the opportunity to participate in all available benefits offered generally to employees of the Company from time to time. These currently include paid time off, holidays, health, dental, life, disability, a Section 125 cafeteria plan, tuition reimbursement and Ancestry.com, Inc. 401(k) retirement plan, all subject to Ancestry.com, Inc.’s policies and procedures.

The scope and extent of employee benefits offered by the Company may change from time to time. As a condition to your employment by the Company, you will be required to sign the Company’s standard Agreement to Protect Company Property, a copy of which is enclosed with this letter.

This letter sets forth the key terms of your proposed employment by the Company, but is not intended and shall not be construed as an employment contract. By signing below, you accept the terms of employment as outlined above and with the understanding that the employment relationship established by this offer letter is “at-will”. At-will employment means that either you or the Company may terminate the employment relationship at any time with or without notice, and with or without cause. Notwithstanding the foregoing, if the Company terminates your employment without Cause (and other than as a result of your death or disability) or you resign for Good Reason, you will be eligible for a severance package as follows:

The Company will pay you a severance amount equal to three (3) months of Salary paid out over regular Company payroll periods, commencing on the first regular Company payroll period after the Release Deadline (defined below). In addition, following any such termination of employment you will be entitled to an additional lump sum severance payment equal to 80% of your Average Annual Bonus, prorated based on the number of months you were employed during the year of termination, payable on the first regular Company payroll period after the Release Deadline (and in no event later than 70 calendar days after your “separation from service” within the meaning of Section 409A). For purposes of this offer letter, “Average Annual Bonus” means the average annual bonus earned by you under the Company’s Performance Incentive Program (or any successor annual bonus program) for the year of termination for performance over the two (2) years preceding the year of termination.

In each case outlined above, the severance payments are contingent upon your signing a general release of claims in favor of the Company and such release of claims becoming irrevocable within 45 calendar days following your separation from service (such 45th day, the “Release Deadline”). Additionally, in the event of such a termination of employment the Company will reimburse you and any covered dependents for your medical benefit COBRA premiums for a period of three (3) months following your termination, subject to (1) your providing the Company with adequate proof of payment of such COBRA premiums as determined by the Company and (2) the taxation of such reimbursements to the extent advisable under Section 105(h) of the Internal Revenue Code of 1986, as amended, or other applicable law.

In the event that within three (3) months before or within twelve (12) months following a Change of Control you are terminated by the Company without Cause (and other than as a result of your death or disability), or you resign for Good Reason, you will be entitled to the aforementioned severance package and immediate vesting as to a total of twenty-five percent (25%) of your then unvested equity or equity-based awards. In addition, the period for which you will be eligible to receive reimbursement for COBRA medical premiums will be increased to a total of six (6) months.

For purposes of this offer letter, “Cause” means gross negligence in carrying out your duties for the Company or any breach of fiduciary duties to the Company, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a Company policy or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates, or failure to cooperate in any Company investigation. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence.

For purposes of this offer letter, “Change of Control” results when: (i) any person or entity other than a shareholder of the Company (or any parent corporation) as of the date of this offer letter becomes the beneficial owner, directly or indirectly, of securities of the Company (or any parent corporation) representing fifty percent (50%) or more of the total voting power of all of the Company’s (or any parent corporation’s) then outstanding voting securities, (ii) a merger or consolidation of the Company (or any parent corporation) in which the Company’s (or any parent corporation’s) voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company (or any parent corporation) or a liquidation or dissolution of the Company (or any parent corporation).

For purposes of this offer letter, you can resign for “Good Reason” within twelve (12) months following a change of control and within ninety (90) days after the occurrence of any of the following without your consent: a material reduction of your compensation, duties, authority or responsibilities, relative to your compensation, duties, authority or responsibilities or the assignment to you of such reduced duties, authority or responsibilities.

For purposes of this offer letter, you can resign for “Good Reason” within ninety (90) days after the occurrence of any of the following without your express written consent: (i) a material reduction of your base compensation, or (ii) a relocation of your principal place of employment to a facility or location more than one hundred (100) miles from the current location of the Company’s offices as in effect on the date upon which this offer letter is executed, unless the move is part of a relocation of the Company’s offices.

Notwithstanding anything herein to the contrary, no event described above in this paragraph and the preceding paragraph shall constitute Good Reason unless (x) you provide the Company notice of such event within thirty (30) days after the first occurrence or existence thereof, which notice specifically identifies the event that you believe constitutes Good Reason and (y) the Company fails to cure such event within thirty (30) days after delivery of such notice.

Any other changes to our at-will employment relationship will be effective only if contained in a written agreement for that purpose, signed by you and the Company’s VP of People, CEO or Chairman of the Board.

The payments hereunder are intended to be exempt under Treasury Regulation Section 1.409A-1(b) (9)(iii). Notwithstanding the foregoing, to the extent (i) any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your termination of employment constitute deferred compensation subject to (and not exempt from) Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(l)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. For purposes of this agreement or any agreement or plan referenced herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, termination of your employment shall be a “separation from service” within the meaning of Section 409A, and Section 1.409A-1(h) of the regulations thereunder.

The Company, as an at-will employer, reserves the right to modify, revoke, suspend, terminate or change any or all such terms of employment, in whole or in part, at any time with or without notice. Nothing in terms of employment, either implied or expressed, is to be viewed as an employment contract. Regarding confidentiality, you agree not to divulge, furnish, or make accessible to anyone outside Ancestry.com, Inc. any knowledge or information coming into your possession during your employment with respect to confidential or secret documents, processes, plans, formulae, devices or material relating to the business and activities of Ancestry.com, Inc.

By signing this letter, you confirm to the Company that you are under no contractual or other legal obligation that would prohibit you from performing your duties for the Company as described herein.

By signing this letter you acknowledge that the provisions of this offer of employment have been read, are understood and the offer is herewith accepted. You understand that your employment is contingent upon favorable references and a favorable background check. Please signify your acceptance of this offer of employment, and to further indicate that you understand that this letter does not constitute an employment contract, by signing where indicated below and returning this letter to me by October 12, 2010.

If you have any additional questions, please feel free to contact me at (801) 705-7027. We look forward to your joining our team.

Sincerely,

/s/ Jeff Weber
Jeff Weber
VP, People
Ancestry.com Inc.

Accepted and agreed to this 19th day of October, 2010.

/s/ Robert Singer
Robert Singer